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                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ___________________________________________________




The Board of Directors
Infinity Broadcasting Corporation:


We consent to incorporation by reference in the registration statements No. 33-45977 and No. 33-56938 on Form S-8 of Infinity Broadcasting Corporation of our report dated February 4, 1994, except as to note 1, which is as of June 17, 1994, relating to the statements of net assets of WPGC FM & AM as of December 31, 1992 and 1993, and the related statements of operating revenues and expenses for each of the years in the two-year period ended December 31, 1993, which report appears in the Form 8-K/A
No. 1 of Infinity Broadcasting Corporation dated September 6, 1994.





New York, New York
September 6, 1994

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